EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in post-effective amendment No. 1 to the Registration Statement on Form S-8 (No. 333-63740) of Powell Industries, Inc. of our report dated December 8, 2006, except with respect to Note C, and the matter discussed in the third paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is May 23, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.
/s/ PricewaterhouseCoopers, LLP
Houston, Texas
May 23, 2007

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